EXHIBIT 11


                Statement Re Computation of Per Share Earnings

                    SPARTECH CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF NET EARNINGS PER COMMON SHARE
                   (In thousands, except per share amounts)


Fiscal Year Ended
                                                 Oct. 29,  Oct. 30,
 Oct. 31,
                                                   1994      1993
    1992
NET EARNINGS
  Net earnings                                  $ 10,835  $  6,716
$  4,220
Preferred stock accretion/requirements           (2,133)   (2,015)
  (1,194)
     Add: Interest savings, net of tax effect,
       on retirement of debt from the
       assumed proceeds received from
       the exercise of options and
       warrants in excess of 20% limitation           74       300
      462

     Primary net earnings applicable to
       common shares and equivalents               8,776     5,001
    3,488
     Add: Preferred stock dividend accretion
       reduction resulting from the assumed
       conversion of the preferred stock           2,133     2,015
      978

     Deduct: Anti-dilutive effect of interest
       savings, net of tax effect, on
       retirement of debt from the assumed
       proceeds received from the exercise
       of options and warrants in excess
       of 20% limitation                               -         -
    (462)

     Deduct: Interest savings not realized on
       retirement of debt from the assumed
       proceeds received from the exercise
       of options and warrants in excess
       of 20% limitation due to the higher
       repurchase price used under the
       fully diluted computation                    (74)         -
        -
     Fully diluted net earnings applicable
       to common shares                         $ 10,835  $  7,016
 $  4,004

                                                      Fiscal Year
Ended
                                                 Oct. 29,  Oct. 30,
 Oct. 31,
                                                   1994      1993
    1992
WEIGHTED AVERAGE SHARES OUTSTANDING
     Weighted average common shares outstanding    8,239     7,777
    7,025
     Add: Shares issuable from assumed exercise
       of options and warrants in excess
       of 20% limitation                             746     1,386
    1,284

     Primary weighted average common shares
       outstanding                                 8,985     9,163
    8,309
    Add: Shares issuable from assumed
       conversion of preferred stock              14,275    14,275
   11,961

     Add: Additional shares issuable from
       assumed exercise of options and
       warrants in excess of 20% limitation
       due to the difference in the share
       repurchase price under the fully
       diluted computation                           174         -
        -

     Deduct: Anti-dilutive effect of shares
       issuable from assumed exercise of
       options and warrants in excess
       of 20% limitation                               -         -
  (1,284)
     Fully diluted weighted average common
       shares outstanding                         23,434    23,438
   18,986

NET EARNINGS PER COMMON SHARE
     Primary                                     $   .97   $   .54
 $   .42

     Fully Diluted                               $   .46   $   .30
 $   .21